[FAIRCHILD LOGO]  FAIRCHILD

Joseph A. Boyd
Chairman and
Chief Executive Officer







August 26, 1992



Mr. Jack A. Frohbieter
Fairchild Space & Defense Corporation
20301 Century Boulevard
Germantown, Maryland  20874

Dear Jack:

Although the Company does not intend to extend your Executive
Employment Agreement ("Contract"), it recognizes your value as an employee and desires that you continue employment.

If you continue employment, you will be provided severance benefits if, prior to your 65th birthday, your employment is terminated by the Company, or any successor, for reason other than for cause. Termination for cause shall mean willful misconduct or conduct involving bad faith.

The benefits will include: (1) an amount equal to twice your then current annual base pay; and (2) an amount equal to the sum of the two short-term incentive compensation awards for the two years immediately prior to the termination; however, you will not receive any incentive compensation for the year of the termination.

Also, to the extent permitted under the Plans, you will be entitled to continue to participate for a period up to two years in the Company's "welfare" benefit plans (Health, Life, Disability, Insurance, but not Pension or Savings plans or vacation or other fringe benefits) to the same extent as if you were an employee.

These benefits will be in lieu of and not in addition to any other Company severance benefits, except that, any severance benefits under this arrangement will be reduced by the amount of termination benefits, if any, that are provided under the Contract.



Fairchild Space & Defense Corporation - 20301 Century Boulevard - Germantown, Maryland 20874 - (301) 353-8649

[Fairchild Logo]
Jack A. Frohbieter
August 26, 1992
Page Two


In addition to the above described benefits relating to termination, you will continue during your employment to participate in the Company's Supplemental Executive Retirement Plan as set forth in your Contract.

Sincerely,


/s/ Joseph A. Boyd
Joseph A. Boyd
Chairman and CEO

JAB/ahe